Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

EastGroup Properties, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Other	1,500,000	(2)	$159.35	(3)	$239,025,000.00	0.00011020	$26,340.56
Total Offering Amounts							$239,025,000.00		$26,340.56
Total Fee Offsets									—
Net Fee Due									$26,340.56

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares that may become issuable under the EastGroup Properties, Inc. 2023 Equity Incentive Plan (the “Plan”) by reason of any share dividend, share split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding common shares.

(2)	Consists of 1,500,000 shares of common stock issuable pursuant to the Plan.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, based upon the average of the high and low prices of the registrant’s shares of common stock as reported on the New York Stock Exchange on May 25, 2023.